Exhibit 10.19

                                 DESCRIPTION OF
             EGAMES, INC. 1999 EMPLOYEE INCENTIVE COMPENSATION PLAN


         On November 18, 1998 the Board of Directors of eGames, Inc. ("the Company") approved the adoption of a company-wide Employee Incentive Compensation Plan (the "Plan"). The amount of incentive compensation that each Company employee was eligible to earn under the Plan was contingent on the Company achieving certain net income objectives. Under the Plan, each employee was eligible to earn a specified percentage of the employee's total annual salary in incentive compensation. These percentages ranged from 10% of annual salary for administrative employees to 50% of the annual salary for the Chief Executive Officer.

         No bonuses were to be earned until the Company had earned net income of at least $1,135,000 (the "Minimum Threshold") during the 1999 fiscal year, which amount was equivalent to the net income earned in fiscal 1998. Upon reaching the Minimum Threshold, plus the amount required to pay the bonuses earned if the Minimum Threshold were achieved, then 50% of the potential bonus to which each employee was eligible would be earned. If net income of $2,750,000 (the 100% Threshold") was earned during the 1999 fiscal year, plus the amount required to pay the bonuses earned when that net income level had been achieved, then 100% of the potential bonus to which each employee was eligible would be earned.

         If the Company earned net income during the 1999 fiscal year that exceeded the Minimum Threshold, plus the amount required to pay the bonuses earned, then each employee would earn a bonus equal to the percentage of the potential bonus to which they were eligible equal to the percentage of earnings as measured against the 100% Threshold. For example, if an employee earned $50,000 per year and was eligible to earn a bonus equal to 10% of his or her salary if the 100% Threshold were met, then that employee would be paid a $5,000 bonus if the 100% Threshold were met. If the Company achieved earnings of $2,063,000, plus the amount required to pay the bonuses earned, or an amount equal to 75% of the 100% Threshold, then the employee would earn a bonus of $3,750.

         On the date of adoption of the Plan, based on the number of employees of the Company and their respective bonus percentages, the Company would have been required to achieve pre-bonus earnings of approximately $1,311,000 during the 1999 fiscal year in order to earn the minimum bonus (50%). There was no maximum incentive compensation level. If the Company exceeded the 100% Threshold, then additional incentive compensation would be earned on a linear basis.

         Any bonuses earned were to be paid subsequent to the completion of the 1999 fiscal year's financial statement audit.